Tidal Trust III 4858BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 178 and No. 181 to the Registration Statement on Form N-1A of Tidal Trust III and to the use of our report dated January 29, 2026 on the financial statements and financial highlights of VistaShares Artificial Intelligence Supercyle ETF and VistaShares Electrification Supercycle ETF, each a series of Tidal Trust III. Such financial statements and financial highlights appear in the 2025 Financial Statements in Form N-CSR, which is incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 25, 2026